Exhibit 99.1

JAKKS Pacific® Reports First Quarter 2009 Results

MALIBU, Calif.--(BUSINESS WIRE)--April 23, 2009--JAKKS Pacific, Inc. (NASDAQ: JAKK) announces results for the Company’s first quarter ended March 31, 2009.

First quarter 2009 net sales were $108.7 million, compared to $130.9 million recorded in the comparable period last year. The Company had a net loss for the first quarter of $10.8 million, or $0.40 per share, compared to net income of $0.9 million, or $0.03 per diluted share, in 2008.

“Both sell-in and sell-through in the first quarter were light, as expected,” said Jack Friedman, JAKKS’ Chairman and Co-Chief Executive Officer. “And, our results were also impacted by closeout sales that affected gross margins and by incremental overhead costs related to the addition of our newly acquired divisions.”

JAKKS’ President and Co-Chief Executive Officer, Stephen Berman added, “Our value-driven portfolio of products has been well-received by our retail partners. We believe our key items will be both appealing and attainable to consumers, and will buoy sales in the second half of the year. Strong contributors will likely come from our Girl Gourmet and EyeClops-branded product lines, as well as Disney pretend play products and various boys’ action toys, as well as Halloween costumes from our new Disguise division, which will not significantly contribute to revenues and profitability until the third quarter of this year.”

Operations used cash in the quarter of $6.9 million, but our financial position remains very strong. As of March 31, 2009, our working capital was $313.5 million, including cash and equivalents and marketable securities of $146.0 million, and we continue to evaluate potential acquisition opportunities while executing on internal growth initiatives.

As for our 2009 guidance, we are still planning to grow full-year revenue above 2008 levels to $920 million. Taking into consideration the economic climate and continuing margin pressures, we are revising our earnings guidance to $1.70 to $2.00 per diluted share.

Conference Call

JAKKS Pacific will host a conference call on Thursday, April 23, 2009 at 9:00a.m. ET when the Company will discuss the first quarter results in more detail. Anyone interested will be able to listen to the live teleconference, scheduled to begin at 9:00 a.m. ET on April 23, 2009, via the Internet at investors.jakks.com. The website will host an archive of the teleconference for 30 days. A telephonic playback will be available from 11:00 a.m. ET on April 23, 2009 through 11:00 a.m. ET on May 23, 2009. The playback can be accessed by calling 888-843-8996, or 630-652-3044 for international callers, pass code “24387169.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$145,768	$169,520
Marketable securities	198	195
Accounts receivable, net	71,173	147,587
Inventory, net	79,162	87,944
Income taxes receivable	22,209	22,288
Deferred income taxes	17,278	17,993
Prepaid expenses and other current assets	44,517	29,670
Total current assets	380,305	475,197

Property and equipment	85,172	81,412
Less accumulated depreciation and amortization	55,787	52,914
Property and equipment, net	29,385	28,498

Goodwill, net	406,713	427,693
Trademarks & other assets, net	61,767	43,552
Investment in video game joint venture	56,501	53,184
Total assets	$934,671	$1,028,124

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$47,583	$119,629
Reserve for sales returns and allowances	18,943	23,317
Income taxes payable	252	7,190
Total current liabilities	66,778	150,136

Long term debt	98,000	98,000
Other liabilities	2,223	2,112
Income taxes payable	4,686	4,686
Deferred income taxes	26,232	26,237
	131,141	131,035
Total liabilities	197,919	281,171

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	293,414	292,809
Retained earnings	447,546	458,345
Accumulated other comprehensive income (loss)	(4,236)	(4,229)
	736,752	746,953
Total liabilities and stockholders' equity	$934,671	$1,028,124

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2009
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,

	2009	2008
	(In thousands, expect per share data)

Net sales	$108,685	$130,935
Less cost of sales
Cost of goods	58,557	69,094
Royalty expense	10,912	11,465
Amortization of tools and molds	2,235	2,935
Cost of sales	71,704	83,494
Gross profit	36,981	47,441
Direct selling expenses	13,074	12,105
Selling, general and administrative expenses	38,972	33,468
Depreciation and amortization	2,508	2,762
Income (loss) from operations	(17,573)	(894)
Other income (expense):
Profit from video game joint venture	2,896	2,432
Interest income	179	1,320
Interest expense, net of benefit	(1,267)	(1,558)
Other expense	-	-
Income (loss) before provision for income taxes	(15,765)	1,300
Provision (benefit) for income taxes	(4,966)	423
Net income (loss)	$(10,799)	$877
Earnings per share - diluted	$(0.40)	$0.03
Shares used in earnings per share - diluted	26,827	28,453

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
or
Joel Bennett, 310-455-6210